EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-8) pertaining to the 2007 Stock Incentive Plan of Cross Country Healthcare, Inc. and to the incorporation by reference therein of our reports dated March 12, 2007, with respect to the consolidated financial statements and schedule of Cross Country Healthcare, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2006, Cross Country Healthcare, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Cross Country Healthcare, Inc. filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Certified Public Accountants

West Palm Beach, Florida,

August 15, 2007